                         AGREEMENT AND PLAN OF MERGER

                        dated as of September 23, 1997

                                by and between

                             Zions Bancorporation

                                      and

                             Vectra Banking Corp.

                                    TABLE OF CONTENTS
                                                                                       PAGE
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
RECITALS                                                                                 1


                              ARTICLE I Certain Definitions
      1.01   Certain Definitions                                                         1


                                  ARTICLE II The Merger
      2.01   The Merger                                                                  7
      2.02   Effective Date and Effective Time                                           8
      2.03   Plan of Merger                                                              8


                      ARTICLE III Consideration; Exchange Procedures
      3.01   Merger Consideration                                                        9
      3.02   Rights as Stockholders; Stock Transfers                                     9
      3.03   Fractional Shares                                                           9
      3.04   Exchange Procedures                                                        10
      3.05   Anti-Dilution Provisions                                                   11
      3.06   Options                                                                    12
      3.07   Warrant                                                                    12
      3.08   Dissenters' Rights                                                         12


                         ARTICLE IV Actions Pending Acquisition
      4.01   Forebearances of Company.                                                  13
      4.02   Forebearances of Zions                                                     15


                        ARTICLE V Representations and Warranties
      5.01   Disclosure Schedules                                                       16
      5.02   Standard                                                                   16
      5.03   Representations and Warranties of Company                                  16
      5.04   Representations and Warranties of Zions                                    26


                                ARTICLE VI Covenants
      6.01   Reasonable Best Efforts                                                    28




      6.02   Stockholder Approval                                                       28
      6.03   Registration Statement                                                     28
      6.04   Press Releases                                                             29
      6.05   Access; Information                                                        30
      6.06   Acquisition Proposals                                                      30
      6.07   Affiliate Agreements                                                       31
      6.08   Takeover Laws                                                              31
      6.10   NASDAQ Listing                                                             31
      6.11   Regulatory Applications                                                    31
      6.12   Indemnification; Director and Officers' Insurance                          32
      6.13   Benefit Plans                                                              33
      6.14   Accountants' Letters                                                       34
      6.15   Notification of Certain Matters                                            34
      6.16   Conversion of Company Convertible Stock and Exercise of Warrant            34
      6.17   Shareholder Agreements                                                     34


                 ARTICLE VII Conditions to Consummation of the Merger
      7.01   Conditions to Each Party's Obligation to Effect the Merger                 34
      7.02   Conditions to Obligation of Company                                        35
      7.03   Conditions to Obligation of Zions                                          36


                            ARTICLE VIII Termination
      8.01   Termination                                                                37
      8.02   Effect of Termination and Abandonment                                      39


                            ARTICLE IX Miscellaneous
      9.01   Survival                                                                   39
      9.02   Waiver; Amendment                                                          39
      9.03   Counterparts                                                               40
      9.04   Governing Law; Waiver of Jury Trial                                        40
      9.05   Expenses                                                                   40
      9.06   Notices                                                                    40
      9.07   Entire Understanding; No Third Party Beneficiaries                         41
      9.08   Interpretation; Effect                                                     41





                                                                                       PAGE
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
EXHIBIT A    Form of Affiliate Agreement
EXHIBIT B    Form of Shareholder's Agreement

           AGREEMENT AND PLAN OF MERGER, dated as of September 23, 1997
(this "Agreement"), by and between Vectra Banking Corp. ("Company") and Zions Bancorporation ("Zions").

                               RECITALS

         A. Vectra Banking Corp. Vectra Banking Corp. is a Colorado corporation, having its principal place of business in Denver, Colorado.

         B. Zions Bancorporation. Zions Bancorporation is a Utah corporation, having its principal place of business in Salt Lake City, Utah.

         C. Stock Option Agreement. Concurrently herewith, Company and Zions are entering into a stock option agreement (the "Stock Option Agreement"), to be dated the date hereof, whereby Company will grant to Zions the option to purchase up to 19.9% of the outstanding shares of the Company Common Stock upon the occurrence of certain events.

         D. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be accounted for under the "pooling-of-interests" accounting method and be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986 as amended (the "Code").

         E. Board Action. The respective Boards of Directors of each of Zions and Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:


                            ARTICLE I

                      CERTAIN DEFINITIONS

         1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

         "Acquisition Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Company or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

         "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

         "Average Closing Price" means the average of the daily closing prices of Zions Common Stock on NASDAQ (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the fifteen consecutive full trading days in which such shares are traded on NASDAQ ending at the close of trading on the Determination Date.

         "Benefit Plans" has the meaning set forth in Section 5.03(m).

         "Business Combination" has the meaning set forth in Section 3.05.

         "CBCA" means the Colorado Business Corporation Act.

         "Code" has the meaning set forth in the recitals.

         "Colorado Secretary" means the Colorado Secretary of State.

         "Common Exchange Ratio" has the meaning set forth in Section 3.01.

         "Company" has the meaning set forth in the preamble to this Agreement.

         "Company Affiliate" has the meaning set forth in Section 6.07(a).

         "Company Board" means the Board of Directors of Company.

         "Company Bank" means Vectra Bank, a Colorado banking corporation and a wholly owned subsidiary of Company.

         "Company By-Laws" means the By-laws of Company.

         "Company Certificate" means the Amended and Restated Articles of Incorporation of Company.

         "Company Common Stock" means the common stock, par value $.01 per share, of Company.

         "Company Convertible Preferred Stock" means the Convertible Preferred Stock, par value $0.10 per share, of Company.

         "Company Meeting" has the meaning set forth in Section 6.02.

         "Company Stock" means, collectively, Company Common Stock and Company Convertible Preferred Stock.

         "Company Stock Option" has the meaning set forth in Section 3.06.

         "Company Stock Plans" means the Employees' Equity Incentive Plan, the Nonemployee Directors' Stock Option Plan, the 1989 Non-Statutory Stock Option Plan and the Incentive Stock Purchase Plan.

         "Corporation Division" has the meaning set forth in Section 2.01(b).

         "Costs" has the meaning set forth in Section 6.12(a).

         "Covered Transactions" has the meaning set forth in Section 5.03(o).

         "Determination Date" means the date that is five NASDAQ trading days prior to the Effective Date.

         "Disclosure Schedule" has the meaning set forth in Section 5.01.

         "Dissenters' Preferred Shares" has the meaning set forth in
Section 3.01(b).

         "Dissenting Preferred Shareholder" has the meaning set forth in
Section 3.01(b).

         "DOL" has the meaning set forth in Section 5.03(m).

         "Effective Date" means the date on which the Effective Time occurs.

         "Effective Time" means the effective time of the Merger, as provided for in Section 2.02.

         "Employees" has the meaning set forth in Section 5.03(m).

         "Environmental Law" has the meaning set forth in Section 5.03(p).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" has the meaning set forth in Section 5.03(m).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "Exchange Agent" has the meaning set forth in Section 3.04.

         "Exchange Fund" has the meaning set forth in Section 3.04.

         "FDIC" means the Federal Deposit Insurance Corporation.

         "Federal Reserve" means the Board of Governors of the Federal Reserve System.

         "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

         "Hazardous Substance" has the meaning set forth in Section 5.03(p).

         "Indemnified Party" has the meaning set forth in Section 6.12(a).

         "Index Ratio" has the meaning set forth in Section 8.01(f).

         "Insurance Policy" has the meaning set forth in Section 5.03(t).

         "KBW Average Index" means the average of the KBW Index for the ten consecutive full New York Stock Exchange trading days ending on the Determination Date.

         "KBW Index" means the KBW 50 Index of Keefe, Bruyette & Woods, Inc. (as provided by Keefe, Bruyette & Woods, Inc. upon request).

         "KBW Starting Index" means the average of the KBW Index for the ten consecutive full New York Stock Exchange trading days commencing on the day five full New York Stock Exchange trading days before the first public announcement of the Merger.

         "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

         "Material Adverse Effect" means, with respect to Zions or Company, any effect that (i) is material and adverse to the financial position, results of operations or business of Zions and its Subsidiaries taken as a whole or Company and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Zions or Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities,
(b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally and (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles.

         "Maximum Amount" has the meaning set forth in Section 6.12(c).

         "Merger" has the meaning set forth in Section 2.01.

         "Merger Consideration" has the meaning set forth in Section 2.01.

         "Multiemployer Plans" has the meaning set forth in Section 5.03(m).

         "NASDAQ" means The Nasdaq Stock Market, Inc.'s National Market System.

         "New Certificate" has the meaning set forth in Section 3.04.

         "Old Certificate" has the meaning set forth in Section 3.04.

         "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

         "Pension Plan" has the meaning set forth in Section 5.03(m).

         "Plans" has the meaning set forth in Section 5.03(m).

         "Preferred Exchange Ratio" has the meaning set forth in Section 3.01.

         "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

         "Proxy Statement" has the meaning set forth in Section 6.03.

         "Registration Statement" has the meaning set forth in Section 6.03.

         "Regulatory Authority" has the meaning set forth in Section 5.03(i).

         "Replacement Option" has the meaning set forth in Section 3.06.

         "Replacement Warrant" has the meaning specified in Section 3.07.

         "Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

         "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

         "SEC" means the Securities and Exchange Commission.

         "SEC Documents" has the meaning set forth in Section 5.03(g).

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "Shareholder Agreements" has the meaning set forth in Section 6.17.

         "Starting Price" means the average of the closing price for Zions Common Stock as reported on NASDAQ (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the ten consecutive full trading days on which such shares are traded on NASDAQ commencing on the day five full NASDAQ trading days before the first public announcement of the Merger.

         "Stock Option Agreement" has the meaning set forth in the Recitals.

         "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

         "Surviving Corporation" has the meaning set forth in Section 2.01.

         "Takeover Laws" has the meaning set forth in Section 5.03(o).

         "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

         "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

         "Treasury Stock" shall mean shares of Company Stock held by Company or any of its Subsidiaries or by Zions or any of its Subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

         "UBCA" means the Utah Business Corporation Act.

         "Warrant" means the warrant issued to the underwriter in Company's initial public offering in 1994.

         "Zions" has the meaning set forth in the preamble to this Agreement.

         "Zions Board" means the Board of Directors of Zions.

         "Zions Common Stock" means the common stock, no par value per share, of Zions together with any rights attached thereto under or by virtue of the Shareholder Protection Rights Agreement, dated September 27, 1996, between Zions and Zions First National Bank, as rights agent.

         "Zions Preferred Stock" means the preferred stock, no par value per share, of Zions.

         "Zions Ratio" has the meaning set forth in Section 8.01(f).


                               ARTICLE II

                               THE MERGER

         2.01 The Merger. (a) At the Effective Time, Company shall merge with and into Zions (the "Merger"), the separate corporate existence of Company shall cease and Zions shall survive and continue to exist as a Utah corporation (Zions, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation"). Zions may at any time prior to the Effective Time change the method of effecting the combination with Company (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Company Stock as provided for in this Agreement (the "Merger Consideration"),
(ii) adversely affect the tax treatment of Company's stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

         (b) Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the occurrence of the filing in the office of the Utah Division of Corporation and Commercial Code (the "Corporation Division") of articles of merger in accordance with Section 16-10a-1105 of the UBCA and the filing in the office of the Colorado Secretary of articles of merger in accordance with Section 7-111-105 of the CBCA or such later date and time as may be set forth in such articles and the issuance of certificates of merger by the Corporation Division and the Colorado Secretary under the UBCA and the CBCA, respectively. The Merger shall have the effects prescribed in the UBCA and the CBCA.

         (c)      Articles of Incorporation and By-Laws.  The articles of
                  -------------------------------------
incorporation and by-laws of Zions immediately after the Merger shall be those of Zions as in effect immediately prior to the Effective Time.

         (d)      Directors and Officers of the Surviving Corporation. The
                  ---------------------------------------------------
directors and officers of Zions immediately after the Merger shall be the directors and officers of Zions immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

         2.02 Effective Date and Effective Time. On such date as Zions selects (and promptly provides notice thereof to the Company), which shall be within ten days after the last to occur of the expiration of all applicable waiting periods in connection with approvals of governmental authorities and the receipt of all approvals of governmental authorities and all conditions to the consummation of the Merger are satisfied or waived, or on such earlier or later date as may be agreed in writing by the parties, articles of merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such articles of merger. The date of such filing or such later effective date is herein called the "Effective Date". The "Effective Time" of the Merger shall be the time of such filing or as set forth in such articles of merger.

         2.03 Plan of Merger. At the request of Zions, Zions and Company shall enter into a separate plan of merger or articles of merger reflecting the terms hereof for purposes of any filing requirement of the CBCA or UBCA.

                               ARTICLE III

                   CONSIDERATION; EXCHANGE PROCEDURES

         3.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

         (a)      Outstanding Company Common Stock.  Each share, excluding
                  --------------------------------
Treasury Stock, of Company Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into 0.685 of a share of Zions Common Stock (the "Common Exchange Ratio"). The Common Exchange Ratio shall be subject to adjustment as set forth in Sections 3.05 and 8.01(f).

         (b)      Outstanding Company Convertible Preferred Stock.  Each
                  -----------------------------------------------
share, excluding (i) Treasury Stock and (ii) shares held by holders (each, a "Dissenting Preferred Shareholder") who perfect their rights to dissent under the CBCA (the "Dissenters' Preferred Shares"), of Company Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into 7.755 shares of Zions Common Stock (the "Preferred Exchange Ratio"). The Preferred Exchange Ratio shall be subject to adjustment as set forth in Sections 3.05 and 8.01(f).

         (c)      Outstanding Zions Stock.  Each share of Zions Common
                  -----------------------
Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

         (d)      Treasury Shares.  Each share of Company Stock held as
                  ---------------
Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.02     Rights as Stockholders; Stock Transfers.  At the
Effective Time, holders of Company Stock shall cease to be, and shall have no rights as, stockholders of Company, other than to receive any dividend or other distribution with respect to such Company Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Company or the Surviving Corporation of shares of Company Stock.

         3.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Zions Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Zions shall pay to each holder of Company Stock who would otherwise be entitled to a fractional share of Zions Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the closing prices of Zions Common Stock, as reported on NASDAQ (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five NASDAQ trading days immediately preceding the Effective Date.


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

         3.04 Exchange Procedures. (a) At or prior to the Effective Time, Zions shall deposit, or shall cause to be deposited, with such bank or trust company as Zions shall elect (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of Company Stock ("Old Certificates"), for exchange in accordance with this
Article III, certificates representing the shares of Zions Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding shares of Company Stock.

         (b) As soon as practicable after the Effective Date but not more than five business days thereafter, Zions shall send or cause to be sent to each former holder of record of shares of Company Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article
III. Zions shall cause the New Certificates into which shares of a stockholder's Company Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Company Stock (or an affidavit of lost certificate and, if required by the Exchange Agent, indemnity reasonably satisfactory to Zions and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery. In the event of a transfer of ownership of any shares of Company Stock not registered in the transfer records of Company, the exchange described in this Section 3.04(b) may nonetheless be effected and a check for the cash to be paid in lieu of fractional shares may be issued to the transferee if the Old Certificate representing such Company Stock is presented to the Exchange Agent, accompanied by documents sufficient, in the discretion of Zions and the Exchange Agent, (i) to evidence and effect such transfer but for the provisions of Section 3.02 hereof and (ii) to evidence that all applicable stock transfer taxes have been paid.

         (c) If Old Certificates are not surrendered or the consideration therefor is not claimed prior to the date on which such consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed consideration shall, to the extent permitted by abandoned property and any other applicable law, become the property of the Surviving Corporation (and to the extent not in its possession shall be paid over to the Surviving Corporation), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (d) At the election of Zions, no dividends or other distributions with respect to Zions Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Company Stock converted in the Merger into the right to receive shares of such Zions Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04, and no such shares of Company Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Zions Common Stock such holder had the right to receive upon surrender of the Old Certificate.

         (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Company for six months after the Effective Time shall be returned by the Exchange Agent to Zions. Any stockholders of Company who have not theretofore complied with this Article III shall thereafter look only to Zions for payment of the shares of Zions Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on Zions Common Stock deliverable in respect of each share of Company Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

         3.05 Anti-Dilution Provisions. In the event Zions changes (or establishes a record date for changing) the number of shares of Zions Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Zions Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted. If, between the date hereof and the Effective Time, Zions shall consolidate with or into any other corporation (a "Business Combination") and the terms thereof shall provide that Zions Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that (i) shareholders of Company who would be entitled to receive shares of Zions Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Zions Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Zions Common Stock.

         3.06     Options.  At the Effective Time, each outstanding option
to purchase shares of Company Common Stock under the Company Stock Plans (each, a "Company Stock Option"), whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the number of shares of Zions Common Stock equal to (a) the number of shares of Company Common Stock subject to the Company Stock Option, multiplied by (b) the Common Exchange Ratio (such product rounded down to the nearest whole number) (a "Replacement Option"), at an exercise price per share (rounded down to the nearest whole cent) equal to
(y) the aggregate exercise price for the shares of Company Common Stock which were purchasable pursuant to such Company Stock Option divided by (z) the number of full shares of Zions Common Stock subject to such Replacement Option in accordance with the foregoing. Notwithstanding the foregoing, each Company Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the Effective Time, Company shall take all action, if any, necessary with respect to the Company Stock Plans to permit the replacement of the outstanding Company Stock Options by Zions pursuant to this Section. At the Effective Time, Zions shall assume the Company Stock Plans; provided, that such assumption shall be only in
                         --------
respect of the Replacement Options and that Zions shall have no obligation with respect to any awards under the Company Stock Plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed Company Stock Plans.

         3.07 Warrant. At the Effective Time, the unexercised portion of the Warrant, if any, shall be converted into a warrant (the "Replacement Warrant") to acquire, on the same terms and conditions as were applicable under the Warrant, the number of shares of Zions Common Stock equal to (a) the number of shares of Company Common Stock subject to the Warrant, multiplied by
(b) the Common Exchange Ratio (such product rounded down to the nearest whole number), at an exercise price per share (rounded down to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Company Common Stock that were purchasable pursuant to the Warrant divided by (z) the full number of shares of Zions Common Stock subject to the Replacement Warrant in accordance with the foregoing.

         3.08 Dissenters' Rights. Any Dissenting Preferred Shareholder who shall be entitled to be paid the "fair value" of his or her Dissenters' Preferred Shares, as provided in Section 7-113-102 of the CBCA, shall not be entitled to the merger consideration in respect thereof provided for under
Section 3.01(b) unless and until such Dissenting Preferred Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Preferred Shareholder's right to dissent from the Merger under the CBCA, and shall be entitled to receive only the payment provided for by
Section 7-113-102 of the CBCA with respect to such Dissenters' Preferred Shares. If any Dissenting Preferred Shareholder shall fail to perfect or shall have effectively withdrawn or lost such right to dissent, the Dissenters' Preferred Shares held by such Dissenting Preferred Shareholder shall thereupon be treated as though such Dissenters' Preferred Shares had been converted into the right to receive the merger consideration pursuant to
Section 3.01(b) hereof.

                               ARTICLE IV

                     ACTIONS PENDING ACQUISITION

         4.01 Forebearances of Company. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Zions, Company will not, and will cause each of its Subsidiaries not to:

         (a) Ordinary Course. Conduct the business of Company and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, take any action that would adversely affect or delay the ability of Company, Zions or any of their Subsidiaries to perform any of their obligations on a timely basis under this Agreement, or take any action that is reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole.

         (b) Capital Stock. Other than pursuant to Rights Previously Disclosed, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Company Stock or any Rights, (ii) enter into any agreement with respect to the foregoing or
(iii) permit any additional shares of Company Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

         (c) Dividends, Etc. (a) Make, declare, pay or set aside for payment any dividend (other than (A) quarterly cash dividends on Company Convertible Preferred Stock in an amount not to exceed $1.75 per share with record and payment dates consistent with past practice, (B) dividends from wholly owned Subsidiaries to Company or another wholly owned Subsidiary of Company and (C) dividends required to be paid by VBC Capital I pursuant to the terms of its 9.5% Cumulative Capital Securities issued in April 1997) on or in respect of, or declare or make any distribution on any shares of Company Stock or (b) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

         (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Company or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iv) for grants of awards to newly hired employees consistent with past practice.

         (e)      Benefit Plans.  Enter into, establish, adopt or amend
(except (i) as may be required by applicable law or (ii) to satisfy
Previously Disclosed contractual
obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Company or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

         (f) Dispositions. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

         (g) Acquisitions. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that is not material to the Company and its Subsidiaries, taken as a whole.

         (h) Capital Expenditures. Except as Previously Disclosed, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $250,000 in the aggregate.

         (i) Governing Documents. Amend the Company Certificate, Company By-Laws or the certificate of incorporation or by-laws (or similar governing documents) of any of Company's Subsidiaries.

         (j) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

         (k) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing material contracts.

         (l) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Company and its Subsidiaries, taken as a whole.

         (m) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

         (n) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means recommended by Zions, to avoid any material increase in its aggregate exposure to interest rate risk.

         (o) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.

         (p)      Commitments.  Agree or commit to do any of the foregoing.

         4.02 Forebearances of Zions. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, Zions will not, and will cause each of its Subsidiaries not to:

         (a) Ordinary Course. Take any action that would adversely affect or delay the ability of Company or Zions to perform any of their obligations on a timely basis under this Agreement, or take any action that is reasonably likely to have a Material Adverse Effect on Zions or its Subsidiaries, taken as a whole.

         (b) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

                                ARTICLE V

                     REPRESENTATIONS AND WARRANTIES

         5.01 Disclosure Schedules. On or prior to the date hereof, Zions has delivered to Company a schedule and Company has delivered to Zions a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in
Section 5.03 or 5.04; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

         5.02 Standard. No representation or warranty of Company or Zions contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

         5.03 Representations and Warranties of Company. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Company hereby represents and warrants to Zions:

         (a)      Organization, Standing and Authority.  Company is a
                  ------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Company is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

         (b)      Company Stock.  As of the date hereof, the authorized
                  -------------
capital stock of Company consists solely of (i) 25,000,000 shares of Company Common Stock, of which no more than 4,821,418 shares were outstanding as of the date hereof, and (ii) 5,000,000 shares of preferred stock, of which 109,709 shares have been designated as Company Convertible Preferred Stock, of which no more than 109,709 shares are outstanding as of the date hereof. As of the date hereof, no shares of Company Common Stock and no shares of Company Convertible Preferred Stock were held in treasury by Company or otherwise owned by Company or its Subsidiaries. The outstanding shares of Company Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, there are no shares of Company Stock authorized and reserved for issuance, Company does not have any Rights issued or outstanding with respect to Company Stock, and Company does not have any commitment to authorize, issue or sell any Company Stock or Rights, except pursuant to this Agreement, the Stock Option Agreement, the Company Stock Plans, the Company Convertible Preferred Stock and the Warrant. The number of shares of Company Common Stock which are issuable and reserved for issuance upon exercise of Company Stock Options as of the date hereof are Previously Disclosed in Company's Disclosure Schedule.

         (c)      Subsidiaries.  (i)(A) Company has Previously Disclosed
                  ------------
a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) Company owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by Company or its Subsidiaries are fully paid and nonassessable (except pursuant to applicable Colorado law) and are owned by Company or its Subsidiaries free and clear of any Liens.

         (ii) Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

         (iii) Each of Company's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

         (d)      Corporate Power.  Company and each of its Subsidiaries
                  ---------------
has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

         (e)      Corporate Authority.  Subject in the case of this
                  -------------------
Agreement to receipt of the requisite approval of the agreement of merger set forth in this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon and a majority of the outstanding shares of Company Convertible Preferred Stock entitled to vote thereon each voting as a separate voting group (which are the only stockholder votes required thereon), this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of Company and the Company Board on or prior to the date hereof. This Agreement is a valid and legally binding obligation of Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The Company Board of Directors has received the written opinion of The Wallach Company to the effect that as of the date hereof the consideration to be received by the holders of Company Stock in the Merger is fair to the holders of Company Stock from a financial point of view.

         (f)      Regulatory Approvals; No Defaults.  (i) No consents or
                  ---------------------------------
approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Company or any of its Subsidiaries in connection with the execution, delivery or performance by Company of this Agreement or the Stock Option Agreement or to consummate the Merger except for (A) filings of applications or notices with federal and Colorado banking authorities, (B) filings with the SEC and state securities authorities and the approval of this Agreement by the stockholders of Company, and (C) the filing of articles of merger with the Corporation Division pursuant to the UBCA and the Colorado Secretary pursuant to the CBCA and the issuance of related certificates of merger.
As of the date hereof, Company is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

         (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Company or of any of its Subsidiaries or to which Company or any of its Subsidiaries or properties is subject or bound,
(B) constitute a breach or violation of, or a default under, the Company Certificate or the Company By-Laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

         (g)      Financial Reports and SEC Documents.  (i) Company's
                  -----------------------------------
Annual Reports on Form 10-K for the fiscal years ended December 31, 1994, 1995 and 1996, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1994 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, the Company's "SEC Documents") with the SEC, as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Company and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of Company and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

         (ii) Since December 31, 1996, Company and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

         (iii) Since December 31, 1996, (A) Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Company.

         (h)      Litigation.  No litigation, claim or other proceeding
                  ----------
before any court or governmental agency is pending against Company or any of its Subsidiaries and, to Company's knowledge, no such litigation, claim or other proceeding has been threatened.

         (i)      Regulatory Matters.  (i)  Neither Company nor any of its
                  ------------------
Subsidiaries or any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Colorado Division of Banking, the Federal Reserve and the FDIC) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").

         (ii) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

         (j)      Compliance with Laws.  Company and each of its
                  --------------------
Subsidiaries:

         (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

         (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company's knowledge, no suspension or cancellation of any of them is threatened; and

         (iii) has received, since December 31, 1995, no notification or communication from any Governmental Authority (A) asserting that Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Company's knowledge, do any grounds for any of the foregoing exist).

         (k)      Material Contracts; Defaults.  Except for those
                  ----------------------------
agreements and other documents filed as exhibits to its SEC Documents, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that materially restricts the conduct of business by it or any of its Subsidiaries. Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

         (l)      No Brokers.  No action has been taken by Company that
                  ----------
would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to The Wallach Company.

         (m)    Employee Benefit Plans.
                ----------------------

         (i) All benefit and compensation plans, contracts, policies or arrangements covering current employees or former employees of Company and its subsidiaries (the "Employees") and current or former directors of Company, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans"), are Previously Disclosed in the Disclosure Letter. True and complete copies of all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Zions.

         (ii) All employee benefit plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Employees (the "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. The Company is not a party to any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is
intended to be qualified under Section 401(a) of the Code.   There
is no material pending or threatened litigation relating to the Plans. Neither Company nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

         (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither Company, any of its Subsidiaries nor an ERISA Affiliate has contributed to a "multiemployer plan", within the meaning of Section 3(37) of ERISA, at any time on or after September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Plan.

         (iv) All contributions required to be made under the terms of any Plan have been timely made or have been reflected on the consolidated financial statements of Company included in the SEC Documents. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

         (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

         (vi) Neither Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan. Company or its Subsidiaries may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

         (vii) The consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of Company or any of its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Benefit Plans. Without limiting the foregoing, as a result of the consummation of the transactions contemplated by this Agreement, none of Zions, Company, or any of its Subsidiaries will be obligated to make a payment to an individual that would be a "parachute payment" to a disqualified individual as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

         (n)      Labor Matters.  Neither Company nor any of its Subsidiaries
                  -------------
is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Company's knowledge, threatened, nor is Company aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

         (o)      Takeover Laws;  Dissenters Rights.  Company has taken all
                  ---------------------------------
action required to be taken by it in order to exempt this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby (the "Covered Transactions") are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of the state of Colorado (collectively, "Takeover Laws"). Holders of Company Common Stock do not have dissenters' rights in connection with the Merger. Holders of Company Convertible Preferred Stock do have dissenters' rights in connection with the Merger.

         (p)      Environmental Matters.
                  ---------------------

         (i) Company and each of its Subsidiaries has complied at all times with applicable Environmental Laws; (ii) no real property (including buildings or other structures) currently or formerly owned or operated by Company or any of its Subsidiaries, or any property in which Company or any of its Subsidiaries has held a security interest, lien or a fiduciary or management role ("Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance; (iii) neither Company nor any of its Subsidiaries could be deemed the owner or operator of any Loan Property under any Environmental Law which such Loan Property has been contaminated with, or has had any release of, any Hazardous Substance; (iv) neither Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) to the best of Company's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Company or any of its Subsidiaries, any currently or formerly owned or operated property, or any Loan Property, that could reasonably be expected to result in any claims, liability or investigations against Company or any of its Subsidiaries or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (viii) Company has delivered to Zions copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to Company, any Subsidiary of Company, any currently or formerly owned or operated property or any Loan Property.

         As used herein, the term "Environmental Law" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to:
(A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term "Hazardous Substance" means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

         (q)      Tax Matters.  (i) (A)  All Tax Returns that are required
                  -----------
to be filed (taking into account any extensions of time within which to file) by or with respect to Company and its Subsidiaries have been duly filed, (B) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been paid in full, (C) the Tax Returns referred to in clause (A) have been examined by the Internal Revenue Service or the appropriate Tax authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (D) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (E) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending, and (F) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Company or its Subsidiaries. Company has made available to Zions true and correct copies of the United States federal income Tax Returns filed by Company and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1996. Neither Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by Company's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in Company's SEC Documents filed on or prior to the date hereof. Neither Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax returns (other than a group the common parent of which is or was Company) or otherwise has any liability for the Taxes of any person (other than Company and its Subsidiaries). As of the date hereof, neither Company nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

         (ii)    No Tax is required to be withheld pursuant to Section
1445 of the Code as a result of the transfer contemplated by this Agreement.

         (r)     Risk Management Instruments.  All interest
                 ---------------------------
rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Company's own account, or for the account of one or more of Company's Subsidiaries or their customers (all of which are listed on Company's Disclosure Schedule), if any, were entered into
(i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Company or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither Company nor its Subsidiaries, nor to Company's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

         (s)     Books and Records.  The books and records of
                 -----------------
Company and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of Company and its Subsidiaries.

         (t)     Insurance.  Company has Previously Disclosed
                 ---------
all of the insurance policies, binders, or bonds maintained by Company or its Subsidiaries ("Insurance Policies"). Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; Company and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

         (u)     Accounting Treatment.  As of the date hereof,
                 --------------------
Company is not aware of any reason why the Merger will fail to qualify for "pooling of interests" accounting treatment.

         5.04  Representations and Warranties of Zions.  Subject to
Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Zions hereby represents and warrants to Company as follows:

         (a)      Organization, Standing and Authority.  Zions is duly
                  ------------------------------------
organized, validly existing and in good standing under the laws of the State of Utah. Zions is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Zions has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

         (b)      Zions Stock.  As of the date hereof, the authorized
                  -----------
capital stock of Zions consists solely of 100,000,000 shares of Zions Common Stock, of which no more than 59,395,411 shares were outstanding as of the date hereof and 3,000,000 shares of Zions Preferred Stock, of which no shares were outstanding as of the date hereof.

         (c)      Corporate Power.  Zions and each of its Significant
                  ---------------
Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Zions has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

         (d)      Corporate Authority.  This Agreement and the transactions
                  -------------------
contemplated hereby have been authorized by all necessary corporate action of Zions and its Board of Directors. This Agreement is a valid and legally binding agreement of Zions enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

         (e)      Regulatory Approvals; No Defaults.  (i) No consents or
                  ---------------------------------
approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or with any third party are required to be made or obtained by Zions or any of its Subsidiaries in connection with the execution, delivery or performance by Zions of this Agreement or to consummate the Merger except for (A) the filing of applications and notices, as applicable, with the federal and state banking authorities; (B) approval of the listing on the NASDAQ of Zions Common Stock to be issued in the Merger; (C) the filing and declaration of effectiveness of the Registration Statement; (D) the filing of articles of merger with the Corporation Division pursuant to the UBCA and the Colorado Secretary pursuant to the CBCA and the issuance of related certificates of merger; (E) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Zions Stock in the Merger; and (F) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Zions is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

         (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Zions or of any of its Subsidiaries or to which Zions or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of Zions or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

         (f)      Financial Reports and SEC Documents; Material Adverse
                  -----------------------------------------------------
Effect.  (i) Zions's SEC Documents, as of the date filed, (A) complied or
------
will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Zions and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of Zions and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

         (ii) Since December 31, 1996, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.

         (g)      No Brokers.  No action has been taken by Zions that would
                  ----------
give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

         (h)      Accounting Treatment; Tax Matters.  As of the date
                  ---------------------------------
hereof, it is aware of no reason why the Merger will fail to qualify for "pooling of interests" accounting treatment. As of the date hereof, neither Zions nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.


                              ARTICLE VI

                              COVENANTS

         6.01  Reasonable Best Efforts.    Subject to the terms and
conditions of this Agreement, each of Company and Zions agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

         6.02 Stockholder Approval. Company agrees to take, in accordance with applicable law and the Company Certificate and the Company By-Laws, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon the approval and adoption of this Agreement and any other matters required to be approved by Company's stockholders for consummation of the Merger (including any adjournment or postponement, the "Company Meeting"), in each case as promptly as practicable after the Registration Statement is declared effective. Except to the extent legally required for the discharge by the Company Board of its fiduciary duties as advised by counsel to the Company Board, the Company Board shall recommend such approval, and Company shall take all reasonable, lawful action to solicit such approval by its stockholders.

         6.03 Registration Statement. (a) Zions agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by Zions with the SEC in connection with the issuance of Zions Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Company constituting a part thereof (the "Proxy Statement") and all related documents). Company agrees to cooperate, and to cause its Subsidiaries to cooperate, with Zions, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and provided that Company and its Subsidiaries have cooperated as required above, Zions agrees to file the Proxy Statement in preliminary form with the SEC as soon as reasonably practicable but not later than 30 days after the date hereof, and to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of Company and Zions agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Zions also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Company agrees to furnish to Zions all information concerning Company, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

         (b) Each of Company and Zions agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Company and Zions further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, promptly to inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

         (c) Zions agrees to advise Company, promptly after Zions receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Zions Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         6.04 Press Releases. Each of Company and Zions agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules (provided that the issuing party shall nevertheless provide the other party with notice of, and the opportunity to review, any such press release or written statement).

         6.05 Access; Information. (a) Company and Zions agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as the requesting party may reasonably request and, during such period, the providing party shall furnish promptly to the requesting party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the requesting party may reasonably request.

         (b) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section
6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the providing party or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party to be returned to the other party. No investigation by either party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

         6.06 Acquisition Proposals. Company agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal, except to the extent legally required for the discharge by the Company Board of its fiduciary duties as advised by counsel to the Company Board. Company shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Zions with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Company shall promptly (within 24 hours) advise Zions following the receipt by Company of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise Zions of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

         6.07 Affiliate Agreements. (ai Not later than the 15th day prior to the mailing of the Proxy Statement, Company shall deliver to Zions a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Company Meeting, deemed to be an "affiliate" of Company (each, a "Company Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

         (b) Company shall use its reasonable best efforts to cause each person who may be deemed to be a Company Affiliate to execute and deliver to Zions on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit A.

         6.08 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Stock Option Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

         6.09 Certain Policies. Prior to the Effective Date, Company shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Zions, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Zions.

         6.10 NASDAQ Listing. Zions agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NASDAQ, subject to official notice of issuance, the shares of Zions Common Stock to be issued to the holders of Company Stock in the Merger.

         6.11 Regulatory Applications. (a) Zions and Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Zions and Company shall make all required bank regulatory filings, including the appropriate filing with the Federal Reserve, within 30 days after the date hereof. Each of Zions and Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

         (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

         6.12 Indemnification; Director and Officers' Insurance.    (a)
From and after the Effective Time through the fourth anniversary of the Effective Date, Zions agrees to indemnify and hold harmless each present and former director and officer of Company or any Subsidiary of Company determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including with respect to this Agreement or any of the transactions contemplated hereby), whether asserted, claimed or arising prior to, at or after the Effective Time, to the extent to which such Indemnified Parties were entitled under Colorado law and the Company Certificate or the Company By-Laws in effect on the date hereof, and Zions shall also advance expenses as incurred to the extent permitted under Colorado law and the Company Certificate and the Company By-Laws.

         (b)      Any Indemnified Party wishing to claim indemnification
under Section 6.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall as promptly as possible notify Zions thereof, but the failure to so notify shall not relieve Zions of any liability it may have to such Indemnified Party if such failure does not materially prejudice Zions. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Zions shall have the right to assume the defense thereof and Zions shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Zions elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are issues which raise conflicts of interest between Zions and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Zions shall pay the reasonable fees and expenses of one such counsel for the Indemnified Parties in any jurisdiction promptly as statements thereof are received, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Zions shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further, that Zions shall not have
                               --------  -------
any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is not permitted or is prohibited by applicable law.

         (c)      For a period of three years after the Effective Time,
Zions shall use its reasonable best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Company (provided that Zions may substitute therefor policies of comparable coverage with respect to claims arising from facts or events which occurred before the Effective Time); provided, however, that in no event shall
                                     --------  -------
Zions be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.12(c), any amount per annum in excess of 125% of the amount of the annual premiums paid as of the date hereof by Company for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Zions shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. Notwithstanding the foregoing, prior to the Effective Time, Zions may request Company to, and Company shall, purchase insurance coverage, on such terms and conditions as shall be acceptable to Zions, extending for a period of three years Company's directors' and officers' liability insurance coverage in effect as of the date hereof (covering past or future claims with respect to periods before the Effective Time) and such coverage shall satisfy Zions' obligations under this Subsection (c).

         (d) If Zions or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Zions shall assume the obligations set forth in this Section 6.12

         6.13 Benefit Plans.  Zions shall, from and after the Effective
Time, provide former employees of Company who remain as employees of Zions, with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of Zions. If any employee of Company or any subsidiary of Company becomes a participant in any employment benefit plan, practice or policy of the Surviving Corporation, such employee shall be given credit under such plan, practice or policy for all service prior to the Effective Date with Company or such subsidiary of Company for purposes of eligibility and vesting, but not for benefit accrual purposes, for which such service is taken into account or recognized, provided that there be no duplication of such benefits as are provided under any employee benefit plans, practices, or policies of Company or any subsidiary of Company that continue in effect following the Effective Time. In addition, Zions shall roll Company's existing 401(k) plan into Zion's 401(k) plan.

         6.14 Accountants' Letters. Each of Company and Zions shall use its reasonable best efforts to cause to be delivered to the other party, and to Zions's directors and officers who sign the Registration Statement, a letter of KPMG Peat Marwick LLP, independent auditors for each, dated (i) the date on which the Registration Statement shall become effective and (ii) a date shortly prior to the Effective Date, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

         6.15 Notification of Certain Matters. Each of Company and Zions shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

         6.16 Conversion of Company Convertible Stock and Exercise of Warrant. Company shall use its reasonable best efforts to cause all outstanding shares of the Company Convertible Preferred Stock to be converted and the Warrant to be exercised prior to the Effective Date.

         6.17 Shareholder Agreements. The directors and certain officers of Company, in their capacities as shareholders, in exchange for good and valuable consideration, have executed and delivered to Zions shareholder agreements substantially in the form of Exhibit B hereto (the "Shareholder Agreements"), committing such persons, among other things, (i) to vote their shares of Company Common Stock in favor of the Agreement at the Company Meeting and (ii) to certain representations concerning the ownership of Company Common Stock and Zions Common Stock to be received in the Merger.

                            ARTICLE VII

              CONDITIONS TO CONSUMMATION OF THE MERGER

         7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of Zions and Company to consummate the Merger is subject to the fulfillment or written waiver by Zions and Company prior to the Effective Time of each of the following conditions:

         (a)      Stockholder Approvals.  This Agreement and the Merger
                  ---------------------
shall have been duly adopted by the requisite vote of the stockholders of Company.

         (b)      Regulatory Approvals.  All regulatory approvals required
                  --------------------
to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Zions Board reasonably determines would (i) following the Effective Time, have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries taken as a whole or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Zions would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

         (c)      No Injunction.  No Governmental Authority of competent
                  -------------
jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

         (d)      Registration Statement.  The Registration Statement shall
                  ----------------------
have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

         (e)      Blue Sky Approvals.  All permits and other authorizations
                  ------------------
under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Zions Common Stock to be issued in the Merger shall have been received and be in full force and effect.

         (f)      Listing.  The shares of Zions Common Stock to be issued
                  -------
in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

         7.02  Conditions to Obligation of Company. The obligation of
Company to consummate the Merger is also subject to the fulfillment or written waiver by Company prior to the Effective Time of each of the following conditions:

         (a)      Representations and Warranties.  The representations and
                  ------------------------------
warranties of Zions set forth in this Agreement (subject to the standard set forth in Section 5.02) shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date), and Company shall have received a certificate, dated the Effective Date, signed on behalf of Zions by the Chief Executive Officer and the Chief Financial Officer of Zions to such effect.

         (b)      Performance of Obligations of Zions.  Zions shall have
                  -----------------------------------
performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Company shall have received a certificate, dated the Effective Date, signed on behalf of Zions by the Chief Executive Officer and the Chief Financial Officer of Zions to such effect.

         (c)      Opinion of Company's Counsel.  Company shall have
                  ----------------------------
received an opinion of Lewis, Rice & Fingersh, special counsel to Company, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code and (ii) no gain or loss will be recognized by stockholders of Company who receive shares of Zions Common Stock in exchange for shares of Company Common Stock, except with respect to cash received in lieu of fractional share interests. In rendering its opinion, Lewis, Rice & Fingersh may require and rely upon representations contained in letters from Company, Zions and stockholders of Company.

         (d)      Accountants' Letters.  Company shall have received the
                  --------------------
letters referred to in Section 6.14 from KPMG Peat Marwick LLP, Zions' independent auditors.

         (e)      Rights Plan.  No Stock Acquisition Date (as such term is
                  -----------
defined in the Shareholder Protection Rights Plan) shall have occurred under the Shareholder Protection Rights Plan prior to the Effective Time.

         (f)      Fairness Opinion.  Company shall have received the
                  ----------------
written opinion of The Wallach Company to the effect that, as of the date of the mailing of the Proxy Statement to the shareholders of Company in connection with the Company Meeting, the consideration to be received by the holders of the Company Stock in the Merger is fair to the holders of the Company Stock from a financial point of view.

         (g)      Accounting Treatment.  Company shall have received from
                  --------------------
KPMG Peat Marwick LLP, Company's independent auditors, letters, dated the date of or shortly prior to each of the mailing date of the Proxy Statement and the Effective Date, stating its opinion that the Merger shall qualify for pooling-of-interests accounting treatment.

         7.03 Conditions to Obligation of Zions. The obligation of Zions to consummate the Merger is also subject to the fulfillment or written waiver by Zions prior to the Effective Time of each of the following conditions:

         (a)      Representations and Warranties.  The representations and
                  ------------------------------
warranties of Company set forth in this Agreement (subject to the standard set forth in Section 5.02) shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date) and Zions shall have received a certificate, dated the Effective Date, signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to such effect.

         (b)      Performance of Obligations of Company.  Company shall
                  -------------------------------------
have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Zions shall have received a certificate, dated the Effective Date, signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to such effect.

         (c)      Opinion of Zions' Counsel.  Zions shall have received an
                  -------------------------
opinion of Sullivan & Cromwell, special counsel to Zions, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368 of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from Company, Zions and stockholders of Company.

         (d)      Accountants' Letters.  Zions shall have received the
                  --------------------
letters referred to in Section 6.14 from KPMG Peat Marwick LLP, Company's independent auditors.

         (e)      Accounting Treatment.  Zions shall have received from
                  --------------------
KPMG Peat Marwick LLP, Zions' independent auditors, letters, dated the date of or shortly prior to each of the mailing date of the Proxy Statement and the Effective Date, stating its opinion that the Merger shall qualify for pooling-of-interests accounting treatment.

                             ARTICLE VIII

                             TERMINATION

            8.01 Termination. This Agreement may be terminated, and the Acquisition may be abandoned:

         (a)      Mutual Consent.  At any time prior to the Effective Time,
                  --------------
by the mutual consent of Zions and Company, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

         (b)      Breach.  At any time prior to the Effective Time, by
                  ------
Zions or Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

         (c)      Delay.  At any time prior to the Effective Time, by Zions
                  -----
or Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by March 31, 1998, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this
Section 8.01(c).

         (d)      No Approval.  By Company or Zions, if its Board of
                  -----------
Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) the stockholder approval required by Section 7.01(a) herein is not obtained at the Company Meeting.

         (e)      Failure to Recommend, Etc.  At any time prior to the
                  -------------------------
Company Meeting, by Zions if the Company Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Zions.

         (f)      Possible Adjustment.  By Company, if its Board of
                  -------------------
Directors so determines by a vote of a majority of the members of its entire Board, if both of the following conditions are satisfied:

         (1) The Average Closing Price on the Determination Date of shares of Zions Common Stock shall be less than the Starting Price; and

         (2) (i) the number obtained by dividing the Average
Closing Price on such Determination Date by the Starting Price (such number being referred to herein as the "Zions Ratio") shall be less than
(ii) the number obtained by dividing the KBW Average Index by the KBW Starting Index and multiplying the quotient in this clause (2) (ii) by
0.82 (such number being referred to herein as the "Index Ratio"):

subject, however, to the following two sentences. If Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to Zions within 24 hours of the Determination Date. Prior to the Effective Date, Zions shall have the option of adjusting
(x) the Common Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the product of the Starting Price and the Common Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (ii) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the Index Ratio multiplied by the Common Exchange Ratio (as then in effect) and the denominator of which is the Zions Ratio and (y) the Preferred Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the product of the Starting Price and the Preferred Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (ii) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the Index Ratio multiplied by the Preferred Exchange Ratio (as then in effect) and the denominator of which is the Zions Ratio. If Zions makes an election contemplated by the preceding sentence, it shall give prompt written notice to Company of such election and the revised Common Exchange Ratio and Preferred Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(f) and this Agreement shall remain in effect in accordance with its terms (except as the Common Exchange Ratio and the Preferred Exchange Ratio shall have been so modified), and any references in this Agreement to "Common Exchange Ratio" and the "Preferred Exchange Ratio" shall thereafter be deemed to refer to the Common Exchange Ratio and the Preferred Exchange Ratio as adjusted pursuant to this Section 8.01(f).

         8.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in
Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.


                              ARTICLE IX

                            MISCELLANEOUS

         9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.12 and 6.13 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.03(b), 6.05(b), 8.02, and this Article IX which shall survive such termination).

         9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefitted by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting, this Agreement may not be amended if it would violate the CBCA or reduce the consideration to be received by Company stockholders in the Merger.

         9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

         9.04 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Utah applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law or of the CBCA are applicable). Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

         9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

         9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

                  If to Company, to:

                        Vectra Banking Corporation
                        1650 South Colorado Boulevard
                        Denver, Colorado 80222
                        Attention:  Gary S. Judd, President
                        Facsimile:  (303) 759-5017

                  With a copy to:

                        Lewis, Rice & Fingersh, L.C.
                        500 N. Broadway
                        St. Louis, Missouri 63102-2147
                        Attention:  Thomas C. Erb
                        Facsimile:  (314) 241-6056

                  If to Zions, to:

                        Zions Bancorporation
                        One South Main, Suite 1380
                        Salt Lake City, Utah 84111
                        Attention:  Dale M. Gibbons
                        Facsimile:  (801) 524-2129

                  With a copy to:

                        Sullivan & Cromwell
                        444 South Flower Street
                        Los Angeles, California 90071
                        Attention:  Stanley F. Farrar
                        Facsimile:  (213) 683-0457

         9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Confidentiality Agreement dated July 29, 1997 and any Stock Option Agreement entered into represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than any such Stock Option Agreement). Except for Sections 6.12 and 6.13 and as set forth in Company's Disclosure Schedule, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require Company, Zions or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.


                   *                   *                   *

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.


                                      VECTRA BANKING CORP.


                                      By:  /s/ Gary S. Judd
                                           -----------------------------
                                           Name:    Gary S. Judd
                                           Title:   President and
                                                    Chief Executive Officer



                                      ZIONS BANCORPORATION


                                      By:  /s/ Dale M. Gibbons
                                           -----------------------------
                                           Name:    Dale M. Gibbons
                                           Title:   Chief Financial Officer